UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2005

RedEnvelope, Inc.

(Exact name of registrant as specified in its charter)

0-50387
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	33-0844285 (I.R.S. Employer Identification No.)

149 New Montgomery Street
San Francisco, California 94105
(Address of principal executive offices, with zip code)

(415) 371-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     Edward Schmults, 42, has been appointed by the Board of Directors to serve as the Chief Operating Officer of RedEnvelope, Inc. (the “Company”) effective January 6, 2005. Mr. Schmults served as the Company’s Senior Vice President of Operations from May 2004 to January 2005. Prior to joining the Company, Mr. Schmults served as a consultant for YOOX, an Italian web-based retailer of high fashion apparel and footwear. From November 2000 to February 2003, Mr. Schmults served as President of Global Accounts at Freeborders, an enterprise software company. From November 1997 to March 2000, Mr. Schmults served as President of Moonstone Mountain Equipment, a high-end outdoor apparel company. From 1990-1997, Mr. Schmults held several executive positions at Patagonia, including COO, CIO, and Managing Director of Patagonia Japan, where he oversaw all aspects of the retail, catalog and wholesale business. Mr. Schmults holds an MBA from Harvard University and a BA in Economics and Political Science from Yale University.

     In connection with his promotion, Mr. Schmults’ base salary was increased to $275,000 per year from $250,000 per year and Mr. Schmults was granted an option to purchase 30,000 shares of the Company’s common stock pursuant to the Company’s 1999 Stock Plan. Mr. Schmults’ employment offer letter dated April 22, 2004 provides that Mr. Schmults will receive six months of severance payments paid ratably over a six month period, in the event his employment is terminated by the Company without cause and provided that he signs the Company’s standard general release of any claims against the Company. Mr. Schmults is employed by the Company on an at-will basis.

Item 7.01 Regulation FD Disclosure.

     On January 10, 2005 the Company released a press release announcing the appointment of Mr. Schmults as its new Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

     99.1 RedEnvelope, Inc. Press Release dated January 10, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RedEnvelope, Inc.
Date: January 10, 2005	By:	/s/ Eric Wong
Eric Wong, Chief Financial Officer

Index to Exhibits

Exhibit
Number	Description
99.1	RedEnvelope, Inc. Press Release dated January 10, 2005